UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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HASBRO, INC.
(Name of Registrant as Specified in Its Charter)

ALTA FOX OPPORTUNITIES FUND, LP

ALTA FOX SPV 3, LP

ALTA FOX SPV 3.1, LP

ALTA FOX GENPAR, LP

ALTA FOX EQUITY, LLC

ALTA FOX CAPITAL MANAGEMENT, LLC

CONNOR HALEY

MATTHEW CALKINS

JON FINKEL

MARCELO FISCHER

RANI HUBLOU

CAROLYN JOHNSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Alta Fox Opportunities Fund, LP, together with the other participants named herein (collectively, “Alta Fox”), has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Hasbro, Inc., a Rhode Island corporation (the “Company”).

Item 1: On April 18, 2022, Alta Fox issued the following press release:

Alta Fox Urges Hasbro to Address Critical Questions Pertaining to its Corporate Governance and Strategic Priorities on Q1 2022 Earnings Call

DALLAS--(BUSINESS WIRE)--Alta Fox Capital Management, LLC (together with its affiliates, “Alta Fox” or “we”), the beneficial owner of approximately 2.5% of the outstanding shares of Hasbro, Inc. (NASDAQ: HAS) (“Hasbro” or the “Company”), today urged the Company to address the following questions when it reports Q1 2022 financial results tomorrow:

1.	Why has the Company pushed back the record date for the 2022 Annual Meeting of Shareholders (the “Annual Meeting”)? Given that the Board of Directors (the “Board") appears to be more focused on entrenchment than value creation, we are forced to question the motivation behind moving the record date to May 9th. We fear the Board is hoping that the delay will provide time to court friendly shareholders, who are likely to support the incumbents. In our view, this seemingly self-serving maneuver has parallels to the defensive PIPE transactions recently initiated by other underperforming companies facing election contests.

2.	Why is the Company forcing a costly election contest instead of accepting a modest Board refresh and a capital allocation review committee in response to shareholders’ concerns regarding Hasbro's chronic underperformance? In our view, investors have reason to question whether the Board is acting in shareholders’ best interest or engaging in further entrenchment to maintain the Hassenfeld family’s influence.

3.	Why did the Company expand its Board to 13 members instead of carrying out a viable director refresh? We contend the decision to expand the Board from 11 members to 13 members following our nomination reflects an unacceptable level of dysfunction and entrenchment in the boardroom.

4.	Why did the Company feel it was appropriate for Cynthia W. Williams, the newly appointed President of Wizards of the Coast, to join another public company’s board within two months of being appointed to her new role? We question why Williams would want to join the board of Aterian, Inc. (NASDAQ: ATER) ("Aterian"), a company whose stock is down almost 70% from its IPO in 2019 and which has been accused of serious wrongdoings. We find it surprising that Hasbro’s Board allowed Ms. Williams to dilute her attention so early in her tenure at Wizards of the Coast and was comfortable associating Hasbro’s senior leadership with Aterian.

5.	How did the Board determine so quickly that a spin-off of Wizards of the Coast was ill-advised, and why will it not share this analysis with shareholders? We believe spinning off Wizards of the Coast could help enhance Hasbro's corporate structure and unlock the full value of the division, which has a completely different growth, margin and valuation profile than the Consumer Products and Entertainment segments. In light of the Board’s apparent credibility issues, we find it hard to believe the Company comprehensively and objectively evaluated strategic alternatives for the unit. We believe shareholders deserve a detailed explanation of the Board’s purported evaluation, and that the analysis should be re-examined with shareholder-appointed directors focused on creating shareholder value rather than preserving the Hassenfeld family legacy. To date, the Company has provided little evidence of business unit “synergies” that could not be accomplished through a partnership arrangement.

6.	Why is the Board resistant to forming a capital allocation committee when investments, such as the Entertainment One deal, have been value destructive? It is confounding to us that Hasbro continues to assume no accountability for poor capital allocation when organic and inorganic investments have failed to produce meaningful shareholder value over many years.

Connor Haley, Managing Partner of Alta Fox, commented:

“We believe the Board has demonstrated through its actions that it is entrenched, dismissive and unresponsive to shareholders. It is clear to us that a change in culture and shift in strategy are likely needed to reverse chronic underperformance, poor capital allocation, opaque disclosures and a flawed corporate structure. We have worked tirelessly in an attempt to compromise with the Board, but it has been unreasonable at every turn and has forced an unnecessary and costly proxy fight. This is all the more surprising when considering the Company’s weak performance under this Board. Shareholders need to hold the Board accountable for its persistent underperformance and its disregard for shareholder concerns.”

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As a reminder, Alta Fox has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission in connection with its nomination of five highly qualified and independent candidates for election to the Company's Board at this year's Annual Meeting. Learn more about Alta Fox’s case for change and world-class slate by visiting www.FreeTheWizards.com.

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About Alta Fox

Founded in 2018 by Connor Haley, Alta Fox is a Texas-based alternative asset management firm that employs a long-term focused investment strategy to pursue exceptional risk-adjusted returns for a diverse group of institutions and qualified individual clients. Alta Fox focuses on identifying often overlooked and under-the-radar opportunities across asset classes, market capitalization ranges and sectors. Learn more by visiting www.AltaFoxCapital.com.

Contacts

For Investors:

Okapi Partners

Mark Harnett, 646-556-9350

mharnett@okapipartners.com

For Media:

Longacre Square Partners

Greg Marose / Charlotte Kiaie, 646-386-0091

gmarose@longacresquare.com / ckiaie@longacresquare.com

Item 2: Also on April 18, 2022, Alta Fox uploaded the following materials to www.FreeTheWizards.com:

Certain Information Concerning the Participants

Alta Fox Opportunities Fund, LP (“Alta Fox Opportunities”), together with the other participants named herein (collectively, “Alta Fox”), has filed a preliminary proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Hasbro, Inc., a Rhode Island corporation (the “Company”).

ALTA FOX STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A GOLD PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are expected to be Alta Fox Opportunities, Alta Fox SPV 3, LP (“Alta Fox SPV 3”), Alta Fox SPV 3.1, LP (“Alta Fox SPV 3.1”), Alta Fox GenPar, LP (“Alta Fox GP”), Alta Fox Equity, LLC (“Alta Fox Equity”), Alta Fox Capital Management, LLC (“Alta Fox Capital”), Connor Haley, Matthew Calkins, Jon Finkel, Marcelo Fischer, Rani Hublou and Carolyn Johnson (collectively, the “Participants”).

As of the date hereof, Alta Fox Opportunities directly beneficially owned 712,614 shares of Common Stock, $0.50 par value (the “Common Stock”), of the Company, including 100,000 shares of Common Stock underlying listed call options. As of the date hereof, Alta Fox SPV 3 directly beneficially owned 2,250,638 shares of Common Stock. As of the date hereof, Alta Fox SPV 3.1 directly beneficially owned 748,881 shares of Common Stock. Alta Fox Capital, as the investment manager of each of Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1, may be deemed to beneficially own the 3,712,133 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Alta Fox GP, as the general partner of each of Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1, may be deemed to beneficially own the 3,712,133 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Alta Fox Equity, as the general partner of Alta Fox GP, may be deemed to beneficially own the 3,712,133 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Mr. Haley, as the sole owner, member and manager of each of Alta Fox Capital and Alta Fox Equity, may be deemed to beneficially own the 3,712,133 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. As of the date hereof, Mr. Calkins directly beneficially owned 51,495 shares of Common Stock. As of the date hereof, Mr. Fischer directly beneficially owned 5,327 shares of Common Stock. As of the date hereof, Ms. Johnson directly beneficially owned 500 shares of Common Stock. As of the date hereof, Ms. Hublou directly beneficially owned 100 shares of Common Stock. As of the date hereof, Mr. Finkel does not beneficially own any shares of Common Stock.